AMERICAN SHARED HOSPITAL SERVICES

REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

San Francisco, CA -- November 13, 2013 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and first nine months of 2013.

Third Quarter Results

Medical services revenue for the three months ended September 30, 2013 increased 3.8% to $4,396,000, compared to medical services revenue for the third quarter of 2012 of $4,236,000.

The net loss for the third quarter of 2013 of $134,000, or $0.03 per diluted share, included a pre-tax loss from foreign currency transactions of $306,000 due to the weakening of the Turkish Lira against the U.S. Dollar. Before this foreign currency transaction loss, pre-tax income for the third quarter of 2013 was $40,000, net of losses attributable to non-controlling interests. In comparison, for the third quarter of 2012, pre-tax income net of losses attributable to non-controlling interests was $37,000, and net income was $9,000, or $0.00 per diluted share.

Operating income for the third quarter of 2013 decreased to $162,000, compared to operating income for the third quarter of 2012 of $210,000.

The number of procedures performed on Gamma Knife® PerfexionTM systems supplied by AMS increased 18% for the third quarter and 23% for the first nine months of 2013 compared to the same periods of 2012. The total number of procedures performed in AMS' Gamma Knife business, including Gamma Knife and Gamma Knife Perfexion procedures, increased 21% for the third quarter and 23% for the first nine months of 2013 compared to the same periods of 2012.

Medical services gross margin for the third quarter of 2013 was 36.0%, compared to medical services gross margin of 40.0% for the third quarter of 2012.

Selling and administrative expenses for the third quarter of 2013 decreased 7.6% to $887,000 compared to $960,000 for the third quarter of 2012.

Nine Months Results

For the nine months ended September 30, 2013, medical services revenue increased 5.6% to $13,647,000, compared to medical services revenue of $12,923,000 for the first nine months of 2012.

The net loss for the first nine months of 2013 of $230,000, or $0.05 per diluted share, included a pre-tax loss from foreign currency transactions of $840,000. Before this foreign currency transaction loss, pre-tax income for the first nine months of 2013 was $246,000, net of losses attributable to non-controlling interests. For the first nine months of 2012, pre-tax income net of losses attributable to non-controlling interests was $85,000, and net income was $33,000, or $0.01 per diluted share.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,025,000 for the third quarter and $5,993,000 for the first nine months of 2013, compared to $2,275,000 for the third quarter and $6,076,000 for the first nine months of 2012.

Balance Sheet Highlights

At September 30, 2013, cash, cash equivalents and certificates of deposit were $10,955,000 compared to $10,564,000 at December 31, 2012. Shareholders' equity September 30, 2013 was $24,444,000, or $5.30 per outstanding share. This compares to shareholders' equity at December 31, 2012 of $24,830,000, or $5.39 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "The increase in third quarter revenue despite the reduction in Medicare reimbursement for Gamma Knife services that went into effect on April 1, 2013, as mandated by the American Taxpayer Relief Act of 2012, is a noteworthy accomplishment for AMS that reflected higher patient volume at a number of our established sites, as well as the addition of two Gamma Knife Perfexion units to our portfolio during the past year and a favorable mix of procedures by location.

"Also noteworthy is the reduction in selling and administrative expenses for this year's third quarter compared to last year, as the program we announced in late April to reduce future cash outlays by approximately $1,000,000 annually begins to take effect. We expect to realize additional savings once all steps are fully implemented.

"We expect reimbursement for Gamma Knife services to increase beginning in January. The Centers for Medicare and Medicaid Services (CMS) recently posted a revision of the previously proposed rule for Medicare's hospital outpatient prospective payment system for calendar year 2014. Within this proposed rule, CMS proposes updates for the delivery codes used for stereotactic radiosurgery (SRS), including Gamma Knife services. In this revision, CMS proposed to reimburse hospitals for a complete course of treatment comprised of a single session of SRS at $5,615 in 2014, a 70% increase over the current rate. This payment level would apply to single session treatment for all forms of SRS-Cobalt-60 SRS (Gamma Knife), robotic linear accelerator (LINAC) SRS or non-robotic LINAC SRS. By comparison, effective April 1, 2013, the Gamma Knife was reimbursed by CMS at $3,300 and during the period January 1, 2013 to March 31, 2013 at $7,910. This CMS proposed reimbursement rate was subject to comments from interested parties, and could change. Final CMS reimbursement rates are anticipated to be issued in fall 2013.

"In AMS' proton therapy business, construction of MD Anderson Orlando's dedicated proton center is underway. As previously announced, AMS will supply a MEVION S250TM Proton Therapy System for this $25 million facility. FDA approval of the MEVION S250 was received last year. Delivery of the MEVION synchrocyclotron to MD Anderson Orlando is scheduled for the second quarter of 2014, and the facility is expected to begin treating patients in first half of 2015. We see the MD Anderson Cancer Center Orlando as the model for additional proton centers AMS is developing."

In September, Mevion announced the transition from acceptance testing to the clinical commissioning phase of its MEVION S250 installed at the S. Lee Kling Center for Proton Therapy at the Siteman Cancer Center at Barnes-Jewish Hospital and Washington University School of Medicine in St. Louis, the initial site for the system. This is the final clinical preparation for the initiation of patient treatments expected later this year.

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, , or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 3606 7135#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012, the Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2013, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 11, 2013.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 13, 2013
Page 4	Third Quarter Financial Results

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Medical services revenue	$4,396,000	$4,236,000	$13,647,000	$12,923,000
Costs of revenue	2,815,000	2,541,000	8,055,000	7,518,000

Gross margin	1,581,000	1,695,000	5,592,000	5,405,000

Selling & administrative expense	887,000	960,000	3,275,000	3,093,000
Interest expense	532,000	525,000	1,459,000	1,638,000

Operating income	162,000	210,000	858,000	674,000

(Loss) gain on foreign
currency transaction	(306,000)	--	(840,000)	--
Other income	11,000	10,000	19,000	25,000

Income (loss) before income taxes	(133,000)	220,000	37,000	699,000
Income tax expense	--	28,000	40,000	52,000

Net income (loss)	$(133,000)	$192,000	$(3,000)	$647,000

Less: Net income attributable
to non-controlling interest	(1,000)	(183,000)	(227,000)	(614,000)

Net income (loss) attributable to
American Shared Hospital Services	$(134,000)	$9,000	$(230,000)	$33,000

Earnings (loss) per common share:
Basic	$(0.03)	$0.00	$(0.05)	$0.01
Assuming dilution	$(0.03)	$0.00	$(0.05)	$0.01

	Balance Sheet Data
	September 30,	December 31,
	2013	2012

Cash and cash equivalents	$1,955,000	$1,564,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$16,949,000	$15,956,000
Investment in common stock	$2,701,000	$--
Investment in preferred stock	$--	$2,687,000
Total assets	$72,154,000	$73,323,000

Current liabilities	$11,619,000	$9,653,000
Shareholders' equity	$24,444,000	$24,830,000